Exhibit 99.1

Atkore International Group Inc. Announces Second Quarter 2020 Results

•	Diluted earnings per share increased by $0.19 to $0.80; Adjusted net income per diluted share increased by $0.16 to $0.99

•	Net income increased by $9.6 million, or 32.6%, to $39.2 million; Adjusted EBITDA increased by $9.9 million, or 12.9%, to $87.0 million

•	Full-year Net Sales, Adjusted EBITDA and Adjusted net income per diluted shared expected to be down 10% - 15% compared to prior year

HARVEY, IL. — May 5, 2020 (BUSINESS WIRE) - Atkore International Group Inc. (the "Company" or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2020 second quarter ended March 27, 2020.

“I’m pleased to announce Atkore delivered strong second quarter results with net income up 32.6% compared to the prior year,” commented Bill Waltz, Atkore President and Chief Executive Officer. “Our team’s strong operational focus combined with our commitment to teamwork and collaboration enabled the strong earnings growth this quarter.

Waltz continued, “Despite recent market disruptions caused by the COVID-19 pandemic, our team remains focused on ensuring we continue to meet our responsibilities in serving critical infrastructure sectors during this difficult time.

To continue meeting these commitments, Atkore has implemented protocols to enhance the safety of our employees, including daily temperature screenings, social-distancing rules in the plants and warehouses, working remotely whenever possible, enhanced cleaning procedures and increased personal protective equipment measures.
Our adherence to safety, first and foremost, combined with reliance on the Atkore Business System and strong financial management will help us effectively manage through this challenging period of global uncertainty and enable us to continue meeting customers’ needs and driving shareholder value."
2020 Second Quarter Results

	Three months ended
(in thousands)	March 27, 2020	March 29, 2019	Change	% Change
Net sales
Electrical Raceway	$339,705	$353,514	$(13,809)	(3.9)%
Mechanical Products & Solutions	116,649	116,190	459	0.4%
Eliminations	(700)	(395)	(305)	77.2%
Consolidated operations	$455,654	$469,309	$(13,655)	(2.9)%

Adjusted EBITDA
Electrical Raceway	$78,954	$67,375	$11,579	17.2%
Mechanical Products & Solutions	16,144	17,421	(1,277)	(7.3)%
Unallocated	(8,092)	(7,702)	(390)	5.1%
Consolidated operations	$87,006	$77,094	$9,912	12.9%

Net sales decreased by $13.7 million, or 2.9%, to $455.7 million for the three months ended March 27, 2020, compared to $469.3 million for the three months ended March 29, 2019. The decrease is primarily attributed to $18.6 million of lower average selling prices resulting from lower commodity input costs of steel and resin. Additionally, net sales decreased by $3.6 million due to lower volume, primarily in the armored cable and fittings product category sold within the Electrical Raceway segment, partially offset by higher volume in the mechanical pipe product category sold within the Mechanical Products & Solutions segment. The decrease in net sales was partially offset by increased sales of $10.6 million from the acquisition of the assets of United Structural Products, LLC. ("US Tray") and Rocky Mountain Pipe ("Cor-Tek") and the acquisition of Flytec Systems Ltd. and its parent holding company, Modern Associates Ltd., in fiscal 2019 (together, the "2019 acquisitions").

Exhibit 99.1

Gross profit increased by $14.5 million, or 12.4%, to $131.6 million for the three months ended March 27, 2020, as compared to $117.1 million for the prior-year period. Gross margin increased to 28.9% for the three months ended March 27, 2020, as compared to 24.9% for the prior-year period. Gross margin increased primarily due to the benefits from lower material costs and operational efficiencies.

Net income increased by $9.6 million, or 32.6%, to $39.2 million for the three months ended March 27, 2020 compared to $29.6 million for the prior-year period primarily due to higher gross profit and lower interest expense.

Adjusted EBITDA increased by $9.9 million, or 12.9%, to $87.0 million for the three months ended March 27, 2020 compared to $77.1 million for the three months ended March 29, 2019. The increase was primarily due to higher gross profit.

Diluted earnings per share prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") was $0.80 for the three months ended March 27, 2020, as compared to $0.61 in the prior-year period. Adjusted net income per diluted share increased by $0.16 to $0.99 for the three months ended March 27, 2020, as compared to $0.83 in the prior year period. The increase in diluted earnings per share and adjusted net income per share is primarily attributed to higher gross profit and lower interest expense.

Segment Results

Electrical Raceway

Net sales decreased by $13.8 million, or 3.9%, to $339.7 million for the three months ended March 27, 2020 compared to $353.5 million for the three months ended March 29, 2019. The decrease in net sales is primarily driven by $13.5 million in lower volume, primarily in the armored cable and fitting product category, and lower average selling prices resulting from lower commodity input costs of steel and resin of $9.4 million. The decrease in net sales was partially offset by the 2019 acquisitions, which contributed $10.6 million in sales for the three months ended March 27, 2020.

Adjusted EBITDA for the three months ended March 27, 2020 increased by $11.6 million, or 17.2%, to $79.0 million from $67.4 million for the three months ended March 29, 2019. Adjusted EBITDA margins increased to 23.2% for the three months ended March 27, 2020 compared to 19.1% for the three months ended March 29, 2019. The increase in Adjusted EBITDA was largely due to the benefit of lower material costs, operational efficiencies, and the contributions from the 2019 acquisitions.

Mechanical Products & Solutions ("MP&S")

Net sales increased by $0.5 million, or 0.4%, for the three months ended March 27, 2020 to $116.6 million compared to $116.2 million for the three months ended March 29, 2019. The increase is primarily attributed to higher volume of $9.8 million primarily in the mechanical pipe product category, partially offset by the pass-through impact of lower average input costs of steel products of $9.2 million.

Adjusted EBITDA decreased by $1.3 million, or 7.3%, to $16.1 million for the three months ended March 27, 2020 compared to $17.4 million for the three months ended March 29, 2019. Adjusted EBITDA margins decreased to 13.8% for the three months ended March 27, 2020 compared to 15.0% for the three months ended March 29, 2019. The Adjusted EBITDA decrease is primarily due to additional costs related to equipment maintenance at one of our facilities in the current period.

Full-Year 2020 Outlook

The Company is currently estimating fiscal year 2020 Net Sales, Adjusted EBITDA and Adjusted net income per diluted share to be down in the range of 10% - 15% compared to fiscal year 2019.

Reconciliations of the forward-looking full-year 2020 outlook for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Exhibit 99.1

Conference Call Information

Atkore management will host a conference call today, May 5, 2020, at 8 a.m. Eastern time, to discuss the Company's financial results. The conference call may be accessed by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international). The call will be available for replay until May 19, 2020. The replay can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13701559
.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the company's website at http://investors.atkore.com.

About Atkore International Group Inc.

Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,900 people at 65 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.
Contact:

John Deitzer
Vice President - Investor Relations
708-225-2124
jdeitzer@atkore.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

Exhibit 99.1

A number of important factors, including, without limitation, the risks and uncertainties discussed or referenced under the caption "Risk Factors" in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission ("SEC") on November 22, 2019 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; changes in foreign laws and legal systems, including as a result of Brexit; recent and future changes to tax legislation; adverse weather conditions; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; challenges attracting and retaining key personnel or high-quality employees; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; our inability to introduce new products effectively or implement our innovation strategies; the inability of our customers to pay off the credit lines extended to them by us in a timely manner and the negative impact on customer relations resulting from our collections efforts with respect to non-paying or slow-paying customers; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of liabilities in connection with violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; widespread outbreak of diseases, such as the recent novel coronavirus (COVID-19) pandemic; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Exhibit 99.1

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business and in the preparation of our annual operating budgets as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before: depreciation and amortization, interest expense, net, income tax expense (benefit), restructuring charges, stock-based compensation, certain legal matters, transaction costs, gain on purchase of a business and other items, such as inventory reserves and adjustments, and realized or unrealized gain (loss) on foreign currency transactions, loss on disposal of property, pant and equipment, insurance recovery related to damages of property, plant and equipment and release of certain indemnified uncertain tax positions. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA Margin, when presented in conjunction with comparable accounting principles generally accepted in the United States of America ("GAAP") measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company's results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before stock-based compensation, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted earnings per share excluding the per share impact of stock-based compensation, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve-month ("TTM") basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
(in thousands, except per share data)	March 27, 2020	March 29, 2019	March 27, 2020	March 29, 2019
Net sales	$455,654	$469,309	$903,102	$921,337
Cost of sales	324,051	352,221	654,655	693,993
Gross profit	131,603	117,088	248,447	227,344
Selling, general and administrative	62,360	56,350	118,575	112,729
Intangible asset amortization	8,071	8,196	16,184	16,410
Operating income	61,172	52,542	113,688	98,205
Interest expense, net	10,564	13,328	21,184	25,488
Other income, net	(1,685)	(594)	(1,919)	(2,194)
Income before income taxes	52,293	39,808	94,423	74,911
Income tax expense	13,100	10,253	20,440	18,407
Net income	$39,193	$29,555	$73,983	$56,504

Net income per share
Basic	$0.81	$0.62	$1.53	$1.18
Diluted	$0.80	$0.61	$1.50	$1.15

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share data)	March 27, 2020	September 30, 2019
Assets
Current Assets:
Cash and cash equivalents	$137,202	$123,415
Accounts receivable, less allowance for doubtful accounts of $3,410 and $2,608, respectively	305,617	315,353
Inventories, net	246,235	226,090
Prepaid expenses and other current assets	54,083	34,679
Total current assets	743,137	699,537
Property, plant and equipment, net	246,304	260,703
Intangible assets, net	269,882	285,684
Goodwill	186,779	186,231
Right-of-use assets, net	41,629	—
Deferred tax assets	1,016	577
Other long-term assets	4,820	4,263
Total Assets	$1,493,567	$1,436,995
Liabilities and Equity
Current Liabilities:
Accounts payable	$128,173	$150,681
Income tax payable	2,690	2,157
Accrued compensation and employee benefits	23,981	35,770
Customer liabilities	39,307	44,983
Lease obligations	12,048	—
Other current liabilities	48,911	53,943
Total current liabilities	255,110	287,534
Long-term debt	845,694	845,317
Long-term lease obligations	30,411	—
Deferred tax liabilities	21,336	19,986
Other long-term tax liabilities	740	3,669
Pension liabilities	32,520	34,509
Other long-term liabilities	12,322	13,044
Total Liabilities	1,198,133	1,204,059
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 47,175,927 and 46,955,163 shares issued and outstanding, respectively	473	471
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	482,399	477,139
Accumulated deficit	(142,473)	(200,396)
Accumulated other comprehensive loss	(42,385)	(41,698)
Total Equity	295,434	232,936
Total Liabilities and Equity	$1,493,567	$1,436,995

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended
(in thousands)	March 27, 2020	March 29, 2019
Operating activities:
Net income	$73,983	$56,504
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,208	36,301
Deferred income taxes	1,036	(1,101)
Stock-based compensation	7,646	4,816
Amortization of right-of-use assets	7,384	—
Loss on disposal of property, plant and equipment	4,560	—
Other adjustments to net income	2,672	3,046
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	7,757	(4,839)
Inventories	(22,719)	8,540
Accounts payable	(18,856)	(19,135)
Other, net	(51,387)	(41,343)
Net cash provided by operating activities	49,284	42,789
Investing activities:
Capital expenditures	(17,139)	(14,712)
Acquisition of businesses, net of cash acquired	—	(57,899)
Other, net	30	(194)
Net cash used in investing activities	(17,109)	(72,805)
Financing activities:
Borrowings under credit facility	—	17,000
Repayments under credit facility	—	(17,000)
Repayments of short-term debt	—	(20,980)
Issuance of common stock	(2,380)	1,291
Repurchase of common stock	(15,011)	(24,419)
Other, net	(30)	(677)
Net cash used for financing activities	(17,421)	(44,785)
Effects of foreign exchange rate changes on cash and cash equivalents	(967)	(363)
Increase (decrease) in cash and cash equivalents	13,787	(75,164)
Cash and cash equivalents at beginning of period	123,415	126,662
Cash and cash equivalents at end of period	$137,202	$51,498
Supplementary Cash Flow information
Capital expenditures, not yet paid	$713	$626

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three months ended		Six months ended
(in thousands)	March 27, 2020	March 29, 2019	March 27, 2020	March 29, 2019
Net income	$39,193	$29,555	$73,983	$56,504
Interest expense, net	10,564	13,328	21,184	25,488
Income tax expense	13,100	10,253	20,440	18,407
Depreciation and amortization	18,478	18,280	37,208	36,301
Restructuring charges	2,645	1,085	2,865	2,472
Stock-based compensation	4,523	1,834	7,646	4,816
Transaction costs	6	123	57	287
Other (a)	(1,503)	2,636	1,333	2,842
Adjusted EBITDA	$87,006	$77,094	$164,716	$147,117

(a) Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment and release of certain indemnified uncertain tax positions.

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
SEGMENT INFORMATION

The following tables represent reconciliations of Net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended
	March 27, 2020			March 29, 2019
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$339,705	$78,954	23.2%	$353,514	$67,375	19.1%
Mechanical Products & Solutions	116,649	16,144	13.8%	116,190	17,421	15.0%
Eliminations	(700)			(395)
Consolidated operations	$455,654			$469,309

	Six months ended
	March 27, 2020			March 29, 2019
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$681,081	$149,175	21.9%	$696,920	$135,864	19.5%
Mechanical Products & Solutions	223,309	32,798	14.7%	225,003	28,308	12.6%
Eliminations	(1,288)			(586)
Consolidated operations	$903,102			$921,337

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED NET INCOME PER SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three months ended		Six months ended
(in thousands, except per share data)	March 27, 2020	March 29, 2019	March 27, 2020	March 29, 2019
Net income	$39,193	$29,555	$73,983	$56,504
Stock-based compensation	4,523	1,834	7,646	4,816
Intangible asset amortization	8,071	8,196	16,184	16,410
Other (a)	(1,503)	2,636	1,333	2,842
Pre-tax adjustments to net income	11,091	12,666	25,163	24,068
Tax effect	(2,773)	(3,103)	(6,291)	(5,897)
Adjusted net income	$47,511	$39,118	$92,855	$74,675

Diluted weighted average common shares outstanding	48,095	47,369	48,229	47,817
Net income per diluted share	$0.80	$0.61	$1.50	$1.15
Adjusted net income per diluted share	$0.99	$0.83	$1.93	$1.56

(a) Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment and release of certain indemnified uncertain tax positions.

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
LEVERAGE RATIO

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	March 27, 2020		December 27, 2019		September 30, 2019		June 28, 2019		March 29, 2019		December 28, 2018
Short-term debt and current maturities of long-term debt	$—		$—		$—		$—		$—		$26,561
Long-term debt	845,694		845,243		845,317		884,503		884,095		878,094
Total debt	845,694		845,243		845,317		884,503		884,095		904,655
Less cash and cash equivalents	137,202		164,135		$123,415		100,734		51,498		75,919
Net debt	$708,492		$681,108		$721,902		$783,769		$832,597		$828,736

TTM Adjusted EBITDA (a)	$342,007		$332,095		$324,408		$306,656		$294,839		$283,086

Total debt/TTM Adjusted EBITDA	2.5	x	2.5	x	2.6	x	2.9	x	3.0	x	3.2	x
Net debt/TTM Adjusted EBITDA	2.1	x	2.1	x	2.2	x	2.6	x	2.8	x	2.9	x

(a) TTM Adjusted EBITDA is equal to the sum of Adjusted EBITDA for the trailing four quarter period.  The reconciliation of Adjusted EBITDA for the quarter ended December 27, 2019 can be found in Exhibit 99.1 to form 8-K filed February 4, 2020 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended June 28, 2019 can be found in Exhibit 99.1 to form 8-K filed August 7, 2019 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended March 29, 2019 can be found in Exhibit 99.1 to form 8-K filed May 7, 2019 and is incorporated by reference herein.  The reconciliation of Adjusted EBITDA for the quarter ended December 28, 2018 can be found in Exhibit 99.1 to form 8-K filed February 6, 2019 and is incorporated by reference herein.  The reconciliation of Adjusted EBITDA for the year ended September 30, 2019 can be found in Exhibit 99.1 to form 8-K filed November 22, 2019 and is incorporated by reference herein.

ATKORE INTERNATIONAL GROUP INC.
TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months ended March 27, 2020:

	TTM	Three months ended
(in thousands)	March 27, 2020	March 27, 2020	December 27, 2019	September 30, 2019	June 28, 2019
Net income	$156,530	$39,193	$34,790	$45,997	$36,550
Interest expense, net	46,169	10,564	10,620	$12,196	12,789
Income tax expense	47,651	13,100	7,340	$16,105	11,106
Depreciation and amortization	73,254	18,478	18,730	$18,286	17,760
Restructuring charges	4,197	2,645	220	$623	709
Stock-based compensation	14,628	4,523	3,123	$2,862	4,120
Transaction costs	970	6	51	$837	76
Gain on purchase of a business	(7,384)	—	—	$(7,384)	—
Other(a)	5,992	(1,503)	2,836	$(712)	5,371
Adjusted EBITDA	$342,007	$87,006	$77,710	$88,810	$88,481

(a) Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment and release of certain indemnified uncertain tax positions.